May 16, 2019

John A. Good
Chief Executive Officer
Jernigan Capital, Inc.
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119

       Re: Jernigan Capital, Inc.
           Registration Statement on Form S-3
           Filed May 10, 2019
           File No. 333-231374

Dear Mr. Good:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jennifer Gowetski at 202-551-3401 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities